                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                   FORM 8-K/A


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 21, 1997
                                                  ------------------------------


                                 OM GROUP, INC.

             (Exact Name of Registrant as specified in its charter)


     Delaware                       0-22572                52-1736882
(State or other                  (Commission               IRS Employer
other jurisdiction                  File No.)            Identification No.)
of incorporation)


      50 Public Square, 3800 Terminal Tower, Cleveland, Ohio 44113-2204
             (Address of principal executive offices and zip code)


Registrant's telephone number, including area code: (216) 781-0083
                                                    ----------------------------


Former name or former address, if changed since last report:  N/A
                                                            --------------------


EXPLANATORY NOTE: Pursuant to Item 7(a)(4) of Form 8-K, this Form 8-K/A amends the Registrant's Form 8-K filed on January 28, 1997, to include the historical financial statements and pro forma financial information required by
Item 7(a) and (b).

ITEM 2.   AQUISITION OR DISPOSITION OF ASSETS.
          -----------------------------------

     On January 21, 1997, OM Group, Inc. completed the aquisition of the stock of SCM Metal Products, Inc. ("SCM"), a subsidiary of U.S. Industries for a cash purchase price of $122 million. SCM manufactures, distributes and sells a broad range of specialty powders and chemicals, principally specialty powders from copper, iron and stainless steel. This transaction was previously reported on a Form 8-K filed on January 28, 1997.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.
         --------------------------------

(a)  Financial Statements of Businesses Acquired
     ------------------------------------------

     The following financial statements of SCM are filed as part of this Current Report on Form 8-K/A:

     1.  Balance Sheets as of September 28, 1996 and December 28, 1996;

     2. Statements of Income for the year ended September 28, 1996; and the three months ended December 28, 1996 and December 30, 1995;

     3. Statements of Cash Flows for the year ended September 28, 1996; and the three months ended December 28, 1996 and December 30, 1995.

(b)  Pro Forma Financial Information
     -------------------------------

     1. Pro Forma Combined Statement of Income for the year ended December 31, 1996;

     2.  Pro Forma Combined Condensed Balance Sheet as of December 31, 1996.

(c)  Exhibits
     --------

     (23.1) Consent of Ernst & Young LLP


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            OM GROUP, INC


Date March 21, 1997                   By: /s/ James M. Materna
     --------                            -------------------------------
                                               James M. Materna
                                               Chief Financial Officer

                                          Audited Financial Statements

                                          SCM METAL PRODUCTS, INC.

                         Report of Independent Auditors


Board of Directors
OM Group, Inc.


We have audited the accompanying balance sheet of SCM Metal Products, Inc. as of September 28, 1996, and the related statements of income and cash flows for the year then ended. These financial statements are the responsibility of the management of SCM Metal Products, Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SCM Metal Products, Inc. at September 28, 1996, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                                        ERNST & YOUNG LLP


Cleveland, Ohio
March 7, 1997

                            SCM Metal Products, Inc.

                                 Balance Sheets

                             (Thousands of Dollars)


                                                                       SEPTEMBER 28,      DECEMBER 28,
                                                                           1996               1996
                                                                     --------------------------------------
                                                                                          (Unaudited)
ASSETS
Current assets:
   Cash and cash equivalents
   Accounts receivable, less allowance of $383                           $       405       $       366
     at September 28 and $358 at December 28                                  11,293            10,661
   Inventories                                                                11,748            11,815
   Other current assets                                                        1,426             1,243
                                                                     --------------------------------------
Total current assets                                                          24,872            24,085

Property, plant and equipment:
   Land                                                                        2,136             2,136
   Buildings and improvements                                                  8,252             8,252
   Machinery and equipment                                                    19,514            20,350
   Furniture and fixtures                                                      2,598             2,598
                                                                     --------------------------------------
                                                                              32,500            33,336
   Less accumulated depreciation                                              18,620            18,912
                                                                     --------------------------------------
                                                                              13,880            14,424

Other assets:
   Goodwill, less accumulated amortization of
     $648 at September 28 and $666 at December 28                              2,124             2,106
   Deferred income taxes                                                       3,844             3,908
   Other assets                                                                  980               461
                                                                     --------------------------------------

TOTAL ASSETS                                                             $    45,700       $    44,984
                                                                     ======================================

                                                                       SEPTEMBER 28,      DECEMBER 28,
                                                                           1996               1996
                                                                     --------------------------------------
                                                                                          (Unaudited)
LIABILITIES AND PARENT COMPANY INVESTMENT
Current liabilities:
   Accounts payable                                                      $     5,709       $     5,060
   Accrued income taxes                                                        3,156             4,199
   Other accrued expenses                                                      5,221             5,153
                                                                     --------------------------------------
Total current liabilities                                                     14,086            14,412

Deferred income taxes                                                          2,176             2,176
Other long-term liabilities                                                   10,910            10,958

Parent company investment                                                     18,528            17,438






                                                                     --------------------------------------

TOTAL LIABILITIES AND PARENT COMPANY INVESTMENT                          $    45,700       $    44,984
                                                                     ======================================


See accompanying notes to financial statements.

                            SCM Metal Products, Inc.

                              Statements of Income

                             (Thousands of Dollars)


                                                                                   THREE MONTHS ENDED
                                                           YEAR ENDED   ----------------------------------------
                                                         SEPTEMBER 28,      DECEMBER 28,       DECEMBER 30,
                                                              1996              1996               1995
                                                       ---------------------------------------------------------
                                                                                      (Unaudited)

Net sales                                                  $    94,279        $    22,857       $    23,557
Cost of products sold                                           71,252             16,714            17,644
                                                       ---------------------------------------------------------
                                                                23,027              6,143             5,913
Selling, general and administrative expenses                    10,765              2,580             2,813
                                                       ---------------------------------------------------------
Income from operations                                          12,262              3,563             3,100

Interest expense                                                (4,095)              (975)           (1,170)
                                                       ---------------------------------------------------------
Income before income taxes                                       8,167              2,588             1,930
Income taxes                                                     3,137                974               720
                                                       ---------------------------------------------------------

NET INCOME                                                 $     5,030        $     1,614       $     1,210
                                                       =========================================================


See accompanying notes to financial statements.

                            SCM Metal Products, Inc.

                            Statements of Cash Flows

                             (Thousands of Dollars)


                                                                                  THREE MONTHS ENDED
                                                        YEAR ENDED     ---------------------------------------
                                                       SEPTEMBER 28,      DECEMBER 28,       DECEMBER 30,
                                                            1996              1996               1995
                                                     ---------------------------------------------------------
                                                                                    (Unaudited)

OPERATING ACTIVITIES
Net income                                               $     5,030        $     1,614       $     1,210
   Items not affecting cash:
   Depreciation and amortization                               1,147                310               352
   Deferred income taxes                                        (257)               (64)              (60)
   Changes in operating assets and liabilities:
     Accounts receivable                                      (4,908)               632            (3,083)
     Inventories                                                (500)               (67)           (1,008)
     Accounts payable and other accruals                       2,004                326               461
     Other                                                       221                750               (57)
                                                     ---------------------------------------------------------
Net cash provided by (used in)
   operating activities                                        2,737              3,501            (2,185)

INVESTING ACTIVITIES
Expenditures for property, plant and equipment--net           (1,254)              (836)              (68)
Acquisition of business                                         (509)
                                                     ---------------------------------------------------------
Net cash used in investing activities                         (1,763)              (836)              (68)

FINANCING ACTIVITIES
Intercompany transactions with USI--net                         (756)            (2,704)            2,214
                                                     ---------------------------------------------------------
Net cash (used in) provided by
   financing activities                                         (756)            (2,704)            2,214
                                                     ---------------------------------------------------------
Increase (decrease) in cash                                      218                (39)              (39)
Cash and cash equivalents at
   beginning of period                                           187                405               187
                                                     ---------------------------------------------------------

CASH AND CASH EQUIVALENTS
   AT END OF PERIOD                                      $       405        $       366       $       148
                                                     =========================================================


See accompanying notes to financial statements.

                           SCM Metal Products, Inc.

                        Notes to Financial Statements

                              September 28, 1996

                            (Thousands of Dollars)


A.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

On January 21, 1997, pursuant to a Stock Purchase Agreement dated December 20, 1996, OM Group, Inc. (OMG) purchased all of the outstanding stock of SCM Metal Products, Inc. (SCM or the Company), a subsidiary of U.S. Industries, Inc.
(USI). SCM manufactures, distributes and sells a broad range of specialty powders and chemicals, principally specialty powders from copper, iron and stainless steel. SCM's products are used in various markets, primarily within the automotive, electronics, transportation and catalyst industries.

Headquartered in Research Triangle Park, North Carolina, SCM operates manufacturing facilities in Research Triangle Park; Johnstown, Pennsylvania; and Singapore, through a joint venture. The joint venture is accounted for by the equity method.

USI provides certain services to the Company including employee benefits management, tax and legal assistance. The cost for such services is included in selling, general, and administrative expenses.

Historically, SCM's results of domestic operations have been included in the consolidated U.S. federal income tax return of USI. Income tax expense and other tax related information in the accompanying financial statements have been presented as if SCM had not been eligible to be included in the consolidated tax returns of USI. The calculation of tax provisions and deferred taxes necessarily required certain assumptions, allocations and estimates which management believes are reasonable to accurately reflect the tax reporting for SCM as a stand-alone taxpayer.

CONSOLIDATION

The financial statements include the accounts of SCM after elimination of all significant intercompany accounts. SCM reports on a 52-53 week year, ending on the Saturday closest to September 30.

                            SCM Metal Products, Inc.

A.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

INVENTORIES

Inventories are stated at the lower of cost or market and are principally valued using the first-in, first-out (FIFO) method.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is recorded at historical cost less accumulated depreciation. Depreciation is provided by the straight-line method over the useful lives of the various classes of assets. Long-lived assets are assessed for impairment when operating profits for the related business indicate that the carrying value may not be recoverable.

RESEARCH AND DEVELOPMENT

Selling, general and administrative expenses include research and development costs of approximately $2.0 million in fiscal 1996.

GOODWILL

Goodwill represents the excess of the acquisition purchase price over the fair market value of the net tangible assets acquired. Goodwill is being amortized on a straight line basis over its useful life of forty years. Goodwill is assessed for impairment when operating profits for the related business indicate that the carrying value may not be recoverable.

CASH EQUIVALENTS

For purposes of the statements of cash flows, all highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in certain circumstances that affect the amounts reported in the accompanying financial statements and notes. Actual results could differ from those estimates.

                            SCM Metal Products, Inc.

B.     INVENTORIES

Inventories consist of the following as of September 28, 1996:

Raw materials and supplies                   $      2,740
Work-in-process                                     1,715
Finished goods                                      7,293
                                           ----------------

                                             $     11,748
                                           ================

C.     INCOME TAXES

Income taxes are summarized as follows for the fiscal year ended September 28, 1996:

Current:
   United States:
   Federal                                    $    3,000
   State and local                                   394
                                           ----------------
                                                   3,394
Deferred:
   United States                                    (257)
                                           ----------------

                                              $    3,137
                                           ================

Significant components of SCM's deferred income taxes at September 28, 1996 are as follows:

Current asset--Operating accruals                                   $      806
Current liability--Inventories                                            (432)
Long-term asset--Employee benefits                                       3,844
Long-term liability--Accelerated depreciation                           (2,176)
                                                                ----------------

                                                                    $    2,042
                                                                ================

                            SCM Metal Products, Inc.

C.     INCOME TAXES--CONTINUED

A reconciliation of income taxes computed at the United States statutory rate to the effective income tax rate for the fiscal year ended September 28, 1996 is as follows:

Income taxes at the United States statutory rate                      35.0%
State income taxes, net of federal tax benefit                         3.4
                                                                   ------------

                                                                      38.4%
                                                                   ============

D.     PENSIONS

SCM has two noncontributory defined benefit pension plans covering substantially all its U.S. employees. The benefits for these plans are based primarily on years of credited service and average compensation as defined under the respective plan provisions. SCM's funding policy is to contribute amounts to the plans sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as SCM may determine to be appropriate from time to time.

SCM also sponsors a defined contribution plan covering all salaried employees. Contributions relating to the defined contribution plan are made based upon the plan provisions.

Components of pension expense for the fiscal year ended September 28, 1996 follow:

Defined benefit plans:
   Service cost-benefits earned during the year                   $     470
   Interest cost on projected benefit obligation                        952
   Actual return on plan assets                                        (969)
   Net amortization and deferral                                          4
                                                                  ----------
Net expense for defined benefit plans                                   457

Defined contribution plan                                               246
                                                                  ----------

                                                                  $     703
                                                                  ==========

                            SCM Metal Products, Inc.

D.     PENSIONS--CONTINUED

The following table sets forth the funded status and amounts recognized in the balance sheet at September 28, 1996 for the Company's defined benefit pension plans:

Actuarial present value of benefit obligation:
   Vested benefits                                                    $   9,604
   Nonvested benefits                                                       917
                                                                   ----------------

Accumulated benefit obligation                                        $  10,521
                                                                   ================

Projected benefit obligation                                          $  12,559
Plan assets at fair value                                                11,121
                                                                   ----------------
Projected benefit obligation in excess of plan assets                    (1,438)

Add (deduct):
   Unrecognized prior service cost                                           45
   Unrecognized net gain                                                 (1,628)
   Adjustment to recognize minimum liability                               (523)
                                                                   ----------------

Net accrued pension liability                                         $  (3,544)
                                                                   ================

Plan assets consist primarily of equity securities and domestic governmental and corporate obligations.

Actuarial assumptions used in the calculation of the defined benefit pension liability were as follows:

Discount rate                                                          7.75%
Compensation growth rate                                               4.5%
Long-term rate of return on plan assets                                9.0%

E.     POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

SCM provides postretirement benefits other than pensions to employees and employees' beneficiaries and covered dependents. These benefits include life insurance, health and dental benefits. SCM accrues for the expected cost of providing these benefits during the years that employees render employment services; claims are paid as incurred.

                            SCM Metal Products, Inc.

E.     POSTRETIREMENT BENEFITS OTHER THAN PENSIONS--CONTINUED

The expense for postretirement benefits other than pensions for the fiscal year ended September 28, 1996 follows:

Service cost                                                     $    150
Interest cost                                                         266
Amortization of unrecognized net gain                                (171)
                                                              ---------------

                                                                 $    245
                                                              ===============

The liability for postretirement benefits other than pensions included in the September 28, 1996 balance sheet follows:

Accumulated postretirement benefit obligation:
   Retirees and related beneficiaries                            $    1,171
   Other fully eligible participants                                    630
   Other active participants not fully eligible                       1,525
                                                               ---------------
                                                                      3,326
Unrecognized net gain                                                 3,307
                                                               ---------------

                                                                 $    6,633
                                                               ===============

For measurement purposes, an assumed health care cost trend rate of 10.5% was used, decreasing by .5% per year to an ultimate rate of 5.5%. An increase of 1% in the assumed health care cost trend rate would increase the accumulated benefit obligation as of September 28, 1996 by $567 and the aggregate annual service and interest cost by $88. The discount rate used in determining the accumulated benefit obligation as of September 28, 1996 was 7.75%.

F.     INTEREST

SCM receives a charge from USI for the carrying cost of parent company investment in the form of interest expense. The charge is based on the liability component of the net investment. SCM's allocated interest expense was $4.1 million in 1996. The effective annual percentage rate for interest expense was approximately 7.8% in fiscal 1996. For purposes of the accompanying financial statements, interest expense is assumed to equal interest paid.

                            SCM Metal Products, Inc.

G.     PARENT COMPANY INVESTMENT

As SCM is an operating unit and wholly-owned subsidiary of USI, customary equity and capital accounts are not maintained. Instead, parent company investment is utilized by SCM and USI to account for all interunit transactions. Activity in parent company investment for the year ended September 28, 1996 follows:

Balance beginning of year                                        $    14,254
Net income                                                             5,030
Intercompany transactions with USI--net                                 (756)
                                                              -----------------

                                                                 $    18,528
                                                              =================

H.     COMMITMENTS AND CONTINGENCIES

SCM is a party to various legal proceedings incidental to its business and is subject to a variety of environmental and pollution control laws and regulations in the jurisdictions in which it operates. As is the case with other companies in similar industries, SCM faces exposure from actual or potential claims and legal proceedings involving environmental matters. Although it is difficult to quantify the potential impact of compliance with or liability under environmental protection laws, management believes that the ultimate aggregate cost to SCM of environmental remediation, as well as other legal proceedings arising out of the normal course of business, will not result in a material adverse effect upon its financial condition or results of operations.

I.     INTERIM FINANCIAL INFORMATION (UNAUDITED)

The accompanying unaudited interim financial statements have been prepared from the historical books and records of SCM. These financial statements have been prepared by management in accordance with generally accepted accounting principles and include such estimates and adjustments as deemed necessary to present fairly the financial position, results of operations, and cash flows of SCM.

                   OM GROUP, INC. AND SCM METAL PRODUCTS, INC.

           UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed financial statements have been prepared by OMG's management. These financial statements reflect OMG's acquisition of SCM and combine for the periods or date indicated the historical consolidated financial statements of OMG and SCM, using the purchase method of accounting.

OMG has a December 31 year end, while SCM has historically utilized a September year end. For purposes of developing the pro forma financial statements, OMG and SCM have been combined utilizing their respective fiscal years. The unaudited pro forma combined condensed balance sheet reflects the adjustments as if the acquisition had occurred on December 31, 1996. The unaudited pro forma combined statement of income reflects adjustments as if the acquisition had occurred at the beginning of the year indicated. These pro forma financial statements should be read in conjunction with the historical financial statements and related notes of OMG and SCM. The pro forma financial statements include preliminary estimates and assumptions which OMG's management believes are reasonable. The pro forma results are not necessarily indicative of the results which would have occurred if the business combination had been in effect on the dates indicated, or which may result in the future, and do not include any cost savings or other effects of the planned integration of OMG and SCM.

The pro forma financial statements have been prepared using the following facts and assumptions:

       1. OMG acquires the assets and liabilities of SCM in exchange for a total cash payment of $122 million.

       2. OMG borrows $124 million to finance the acquisition price and related transaction costs of $2 million.

       3. The acquired assets and liabilities of SCM are recorded at estimated fair values, as determined by OMG's management, based on information currently available and on current tentative assumptions as to the future operations of SCM. Accordingly, the allocation of the purchase price to the acquired assets and liabilities of SCM is subject to revision as a result of the final determination of appraised and other fair values.

                 OM Group, Inc. and SCM Metal Products, Inc.

              Unaudited Pro Forma Combined Condensed Balance Sheet

                                December 31, 1996

                             (Thousands of Dollars)

                                                  OMG             SCM            Pro Forma             Pro Forma
                                               Historical      Historical       Adjustments             Combined
                                            ------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                   $     7,818      $      405                            $     8,223
   Accounts receivable                              60,054          11,293                                 71,347
   Inventories                                     195,050          11,748                                206,798
   Other current assets                              8,245           1,426                                  9,671
                                            ------------------------------------------------------------------------
Total current assets                               271,167          24,872                                296,039

Property, plant and equipment--net                 110,621          13,880      $     8,573  (2a)         133,074
Other assets:
   Unprocessed inventory                            27,499                                                 27,499
   Goodwill and other intangible assets             23,036           2,124            3,230  (2b)
                                                                                     (2,124) (2c)
                                                                                     97,000  (2d)         123,266

   Deferred income taxes                                             3,844           (1,576) (2f)           2,268
   Other assets                                      6,310             980                                  7,290
                                            ------------------------------------------------------------------------

TOTAL ASSETS                                   $   438,633      $   45,700      $   105,103           $   589,436
                                            ========================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term debt           $     3,586                                            $     3,586
   Accounts payable                                 77,330      $    5,709                                 83,039
   Accrued income taxes                              2,753           3,156                                  5,909
   Other accrued expenses                           13,637           5,221                                 18,858
                                            ------------------------------------------------------------------------
Total current liabilities                           97,306          14,086                                111,392

Long-term debt                                     109,295                     $    124,000  (1)          233,295
Contract payable                                    27,499                                                 27,499
Deferred income taxes                               17,773           2,176            4,131  (2e)          24,080
Other long-term liabilities                          1,438          10,910           (4,500) (2g)           7,848

Stockholders' equity                               185,322          18,528          (18,528) (2h)         185,322
                                            ------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY                                         $   438,633      $   45,700     $    105,103           $   589,436
                                            ========================================================================

See accompanying notes.

                 OM Group, Inc. and SCM Metal Products, Inc.

          Notes to Unaudited Pro Forma Combined Condensed Balance Sheet

The adjustments to give pro forma effect to reflect OMG's acquisition of SCM and the estimated purchase price allocation at December 31, 1996 are as follows:

       1. The borrowing by OMG to finance the $122 million acquisition price and related transaction costs of $2 million.

       2. The allocation of the aggregate purchase price of SCM, and the recognition of the excess of aggregate purchase price over the estimated fair value of net assets acquired, is as follows (in thousands):

              a.     Adjust property, plant and equipment to estimated fair
                     value                                                                $     8,573

              b.     Adjust intangible assets to estimated fair value                           3,230

              c.     Eliminate the excess of cost over net assets acquired related to
                     SCM's acquisitions of businesses in prior
                     years                                                                     (2,124)

              d.     Adjust for excess of purchase price over estimated fair value of
                     net assets acquired                                                       97,000

              e.     Establish deferred income tax liability resulting from
                     the application of purchase accounting, assuming a
                     35% tax rate                                                              (4,131)

              f.     Reverse deferred income tax asset resulting from the application of purchase accounting, assuming a 35%
                     tax rate                                                                  (1,576)

              g.     Adjust benefit plan liabilities to current value                           4,500

              h.     Eliminate net equity, prior to purchase accounting adjustments            18,528
                                                                                        --------------

              AGGREGATE PURCHASE PRICE AND RELATED TRANSACTION COSTS                      $   124,000
                                                                                        ==============

                 OM Group, Inc. and SCM Metal Products, Inc.

                Unaudited Pro Forma Combined Statement of Income

                For the Twelve Months Ended December 31, 1996

                (Thousands of Dollars, Except Per Share Data)



                                                    OMG             SCM          Pro Forma              Pro Forma
                                                 Historical      Historical     Adjustments             Combined
                                            ------------------------------------------------------------------------

Net sales                                      $   387,999      $   94,279                            $   482,278
Cost of products sold                              304,025          71,252      $       857  (1a)
                                                                                        (72) (1b)         376,062
                                            ------------------------------------------------------------------------
                                                    83,974          23,027             (785)              106,216
Selling, general and administrative
   expenses                                         32,553          10,765              323  (1c)
                                                                                      2,425  (1d)          46,066
                                            ------------------------------------------------------------------------
Income from operations                              51,421          12,262           (3,533)               60,150

Other income (expense):
   Interest expense                                 (7,485)         (4,095)          (4,275) (1e)         (15,855)
   Interest income                                     244                                                    244
   Foreign exchange gain                               223                                                    223
                                            ------------------------------------------------------------------------
                                                    (7,018)         (4,095)          (4,275)              (15,388)
                                            ------------------------------------------------------------------------
Income before income taxes                          44,403           8,167           (7,808)               44,762
Income taxes                                        14,356           3,137           (1,918) (1f)          15,575
                                            ------------------------------------------------------------------------

NET INCOME                                     $    30,047      $    5,030      $    (5,890)          $    29,187
                                            ========================================================================

Weighted average number of common shares
   outstanding (in thousands)                       19,266                                                 19,266

Net income per share (1g)                           $1.56                                                  $1.52


See accompanying notes.

                 OM Group, Inc. and SCM Metal Products, Inc.

            Notes to Unaudited Pro Forma Combined Statement of Income

The adjustments to give pro forma effect to OMG's acquisition of SCM and the estimated purchase price allocation are as follows:

       1.     To reflect OMG's acquisition of SCM:

               a.     Recognize over ten years additional depreciation for write-up of
                      property, plant and equipment to fair value                               $  857

               b.     Add back eliminated goodwill amortization expense                             72

               c.     Recognize over ten years additional amortization for write-up of
                      intangible assets to estimated fair value                                    323

               d.     Amortize over a forty year period the excess of purchase price of
                      SCM over estimated fair value of net assets acquired                       2,425

               e.     Recognize additional interest expense due to $124 million increase in consolidated long-term debt to finance the acquisition and
                      related transaction costs                                                  4,275

               f.     Record the income tax effect of the previous adjustments assuming
                      a 35% income tax rate                                                      1,918

               g.     Pro forma net income per Common Share is computed
                      by dividing net income by the weighted average number of shares outstanding